DSI121A

                        INVESTMENT MANAGEMENT AGREEMENT

         INVESTMENT MANAGEMENT AGREEMENT, dated as of October 5, 1994, by and between the DOMINI SOCIAL INDEX PORTFOLIO, a New York trust (the "Portfolio"), and Mellon Equity Associates, a Pennsylvania business trust whose sole beneficiary is MBC Investments, a wholly owned subsidiary of Mellon Bank Corporation ("Mellon" or the "Manager").

                                  WITNESSETH:

         WHEREAS, the Portfolio is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"), and

         WHEREAS, the Portfolio wishes to engage the Manager to provide certain investment advisory services, and the Manager is willing to provide such investment advisory services to the Portfolio on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. Duties of the Manager. The Manager shall act as investment manager to the Portfolio and as such shall manage the assets of the Portfolio on a daily basis, subject always to the restrictions of the Portfolio's Declaration of Trust, dated June 7, 1989, and By-laws, as each may be amended from time to time (respectively, the "Declaration" and the "By-Laws"), to the provisions of the 1940 Act and to the Portfolio's then-current Registration Statement under the 1940 Act. Should the Board of Trustees of the Portfolio at any time, however, make any definite determination as to investment policy and notify the Manager thereof in writing, the Manager shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Manager shall take, on behalf of the Portfolio, all actions which it deems necessary to implement the investment policies determined as provided above, except those actions to be taken by the Portfolio's investment adviser pursuant to the Investment Advisory Agreement dated May 1, 1990 by and between the Portfolio and Kinder, Lydenberg, Domini & Co., Inc, (the "Adviser"), and in particular to place all orders for the purchase or sale of securities for the Portfolio's account with brokers or dealers selected by it, and to that end the Manager is authorized as the agent of the Portfolio to give instructions to the custodian of the Portfolio as to deliveries of securities and payments of cash for the account of the Portfolio. In connection with the selection of such brokers or dealers and the placing of such orders, the Manager is directed to seek for the Portfolio in its best judgment, prompt execution in an effective manner at the most favorable price. Subject to this requirement of seeking the most favorable price, securities may be bought from or sold to broker-dealers who have furnished statistical, research and other information or services to the Manager or the Portfolio, subject to any applicable laws, rules and regulations. In making purchases or sales of


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securities or other property for the account of the Portfolio the Manager may deal with itself or with the Trustees of the Portfolio or the Fund's exclusive placement agent, to the extent such actions are permitted by the 1940 Act.

         2. Allocation of Charges and Expenses. The Manager shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Portfolio will pay all of its own expenses including, without limitation, compensation of Trustees not "affiliated" with the Manager, governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Portfolio; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, registrar or disbursing agent of the Portfolio; fees of the Adviser, expenses of preparing, printing and mailing reports, notices, proxy statements and reports to governmental officers and commissions and to investors in the Portfolio; expenses connected with the execution, recording and settlement of security transactions; insurance premiums; fees and expenses of the custodian for all services to the Portfolio, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of the Portfolio; and expenses of meetings of the Portfolio's investors.

         3. Compensation of the Manager. For the services to be rendered, the Portfolio shall pay to the Manager an investment advisory fee computed and paid monthly at an annual rate equal to 0.10% of the Portfolio's average daily net assets for assets not exceeding $50 million, 0.30% of the Portfolio's average daily net assets for assets from $50 million to $100 million, 0.20% of the Portfolio's average daily net assets for assets from $100 million to $500 million and 0.15% of the Portfolio's average daily net assets for assets above $500 million for its then-current fiscal year. If Mellon serves as Manager for less than the whole of any period specified in this Section 3, the compensation to Mellon, as Manager, shall be prorated.

         4. Covenants of the Manager. The Manager agrees that it will not deal with itself, or with the Trustees of the Portfolio or the Portfolio's exclusive placement agent or the investment adviser as principals in making purchases or sales of securities or other property for the account of the Portfolio, except as permitted by the 1940 Act, and will comply with all other provisions of the Portfolio's Declaration and By-Laws and the then-current Registration Statement of the Portfolio under the 1940 Act relative to the Manager and its Directors and officers.

         5. Limitation of Liability of the Manager. The Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution of security transactions for the Portfolio, except for wilful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 5, the term "Manager" shall include Directors, officers and employees of the Manager as well as the company itself.

         Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein

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shall in any why constitute a waiver or limitation of any rights which the undersigned may have under any applicable laws.

         6. Activities of the Manager. The services of the Manager to the Portfolio are not to be deemed to be exclusive, Mellon being free to render investment advisory and/or other services to others. It is understood that Trustees and officers of, and investors in the Portfolio are or may be or may become interested in the Manager, as Directors, officers, employees, or otherwise and that Directors, officers and employees of the Manager are or may become similarly interested in the Portfolio and that the Manager may be or may become interested in the Portfolio as an investor or otherwise.

         7. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of November 21, 1994 and shall remain in effect for a period of not more than 120 days unless approved by the investors in the Portfolio, as provided pursuant to Rule 15a-4 under the 1940 Act. Thereafter, and unless sooner terminated as provided herein, this Agreement shall govern the relations between the parties hereto, and shall remain in force until October 5, 1996, on which date it will terminate unless its continuance after October 5, 1996 is "specifically approved at least annually" (a) by the vote of a majority of the Trustees of the Portfolio who are not "interested persons" of the Portfolio or of the Manager at a meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Portfolio or by "vote of a majority of the outstanding voting securities" of the Portfolio.

         This Agreement may be terminated at any time without the payment of any penalty by the Trustees or by the "vote of a majority of the outstanding voting securities" of the Portfolio, or by the Manager, in each case on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall automatically terminate in the event of its "assignment".

         This Agreement may be amended only if such amendment is approved by the "vote of a majority of the outstanding voting securities" of the Portfolio.

         The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         8. Agreement. No assignment of this Agreement shall be made by the Manager without the consent of the Portfolio

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         IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                                           DOMINI SOCIAL INDEX PORTFOLIO

                                           By /s/ PHILIP W. COOLIDGE

                                           Philip W. Coolidge

                                           MELLON EQUITY ASSOCIATES

                                           By /s/ WILLIAM P. RYDELL

                                           William P. Rydell

DSI121A

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